                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission only (as permitted by
     Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-12


                              BIONX IMPLANTS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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
                              BIONX IMPLANTS, INC.

                                November 8, 2002

Dear Stockholder:

         On behalf of the Board of Directors and management, I am pleased to invite you to the 2002 Annual Meeting of Stockholders of Bionx Implants, Inc. The meeting will be held on Wednesday, December 11, 2002 at 10:00 a.m. at our corporate headquarters, 1777 Sentry Parkway West, Blue Bell, Pennsylvania. A notice of meeting, proxy statement and proxy card are enclosed for your review.

         I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

         The officers, directors and staff of Bionx Implants sincerely appreciate your continuing support.

                                Very truly yours,

                               Gerard S. Carlozzi
                      President and Chief Executive Officer

                              BIONX IMPLANTS, INC.

                            Notice of Annual Meeting

         The Annual Meeting of Stockholders of Bionx Implants, Inc. (the "Company" or "Bionx") will be held at the Company's corporate headquarters, 1777 Sentry Parkway West, Blue Bell, Pennsylvania on Wednesday, December 11, 2002 at 10:00 a.m. At the meeting you will be asked to consider and act upon the following:

             1. Election of two directors to serve for a term of three years. See "Election of Directors of the Company" in the proxy statement.

             2. To conduct other business if properly raised at the meeting or any adjournment thereof.

             Only stockholders of record at the close of business on October 31, 2002 are entitled to notice of, and to vote at, the meeting.

                       By Order of the Board of Directors


                                  Drew Karazin
                                    Secretary

Blue Bell, Pennsylvania
November 8, 2002

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED.

                              BIONX IMPLANTS, INC.
                            1777 Sentry Parkway West
                             Gwynedd Hall, Suite 400
                          Blue Bell, Pennsylvania 19422

                                 PROXY STATEMENT

         The Board of Directors of Bionx Implants, Inc. (the "Company") is soliciting proxies for use at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters, 1777 Sentry Parkway West, Blue Bell, Pennsylvania on Wednesday, December 11, 2002 at 10:00 a.m., and for use at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about November 8, 2002.

         Record Date and Quorum. Only stockholders of record at the close of business on October 31, 2002 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, there were outstanding 10,770,377 shares of the Company's common stock, par value $.0019 per share ("Common Stock"). Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock, as of the Record Date, will constitute a quorum.

         Voting Procedures. Directors will be elected by a plurality of the votes cast. Approval of any other matter to be submitted to the stockholders will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Properly executed proxies will be voted as directed in the proxy; however, if no direction is given, a properly executed proxy will be voted FOR the election of the Board's nominees for director. Proxies marked "abstention" on a matter will not be voted on that matter but will be considered to be represented at the Annual Meeting. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be represented at the Annual Meeting, but will be considered to be voted only as to those matters actually voted. If a quorum is present, abstentions and broker non-votes will not have any effect on the matters to be presented at the Annual Meeting.

         Proxies and Revocation. A proxy card is enclosed. You may revoke your proxy at any time before it is exercised. In order to revoke a proxy, you must either give written notice of revocation to the Secretary of the Company or to the Secretary of the Annual Meeting, or vote your shares subject to the proxy by a later dated proxy or by written ballot at the Annual Meeting. Your presence at the Annual Meeting will not by itself revoke your proxy.


                      ELECTION OF DIRECTORS OF THE COMPANY

         The Company's Board of Directors is divided into three classes with each class serving staggered terms of three years, so that only one class is elected in any one year. Presently, there are six directors on the Board. Two directors are to be elected at the Annual Meeting to serve until the 2005 Annual Meeting, and until their respective successors are elected and have qualified.

         Each of the nominees for director is presently a director of the Company. Each has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares represented by the proxy for the election of each of the nominees listed below. If either nominee shall become unable or unwilling to serve as a director, the persons named as proxies will cast their votes for the remaining nominee and have discretion to vote for another person designated by the Board of Directors. The Board of Directors has no reason to believe that either of the nominees will be unavailable for election.

         The following information contains the current and past five years' business experience, certain other directorships and age of each nominee for director and of each director whose term extends beyond 2002 and thus is continuing in office. The following information is given as of October 1, 2002, and except as otherwise noted, the directors have held the occupational positions listed for at least the past five years:

Nominees for Election for Three Year Terms

         o David J. Bershad: Senior Partner, Milberg Weiss Bershad Hynes & Lerach LLP (law firm). Director of Vital Signs, Inc. ("Vital Signs") (manufacturer of disposable anesthesia and respiratory devices). Director of the Company since 1995. Age: 62.

         o Pertti Tormala: Executive Vice President, Research and Development, of the Company (1995 to the present); Chief Executive Officer and co-founder of the Company's foreign subsidiaries (prior years). Director of the Company since 1995. Age: 56.

Continuing Director Serving Until 2003

         o Anthony J. Dimun: Chairman, Nascent Enterprises, LLC. Executive Vice President and Chief Financial Officer of Vital Signs (prior years to May 2001). Principal Owner, Strategic Concepts, Inc. (financial and acquisition advisory firm). Director of Vital Signs and Colorado MEDtech, Inc. Director of the Company since 1995. Age: 58.

         o David H. MacCallum: Managing Partner of Outer Islands Capital, L.P. (April 2002 to the present) (private equity partnership); Managing Director-Global Head of Health Care, Salomon Smith Barney (1999 to November
2001) (investment banking firm); Executive Vice President, Head of Healthcare, ING Baring Furman Selz, LLC (investment banking firm) (April 1998 to June 1999); Managing Director for Life Sciences Investment Banking, UBS Securities LLC (1994 to March 1998) (investment banking firm); Co-Head, Investment Banking, Hambrecht & Quist LLC (1983-1994) (investment banking firm). Director of Vital Signs. Mr. MacCallum served as a director of the Company from 1995 to 1999 and was appointed to the Board again in September 2002. Age: 64

Continuing Directors Serving Until 2004

         o Gerard S. Carlozzi: President and Chief Executive Officer of the Company (September 1999 to the present); President and Chief Operating Officer of the Company (May 1999 to September 1999); Vice President of the Company (November 1998 to May 1999); Director of Biotechnology Development and Director of Marketing and Product Development for Maxillofacial Surgical Products of Synthes USA (a leader in Orthopedic and Maxillofacial Trauma products) (1995 to
1998). From 1986 to 1995, Mr. Carlozzi held various positions with Acufex Microsurgical, a pioneer and leader in Arthroscopic orthopedic surgery, which was acquired by Smith & Nephew. At Acufex Microsurgical, as the General Manager for the Spinal Products Group and the Global Director of Research and Development, he held positions responsible for Sales and Marketing, Research & Development, Manufacturing, Quality Assurance, Clinical and Regulatory Affairs and other various general management and business development functions. Director of the Company since September 1999. Age: 46.

         o Terry D. Wall: Chairman of the Board of the Company (1995 to the present); President and Chief Executive Officer of Vital Signs. Director of Vital Signs and Exogen, Inc. Director of the Company since 1995. Age: 61.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of beneficial ownership and reports of changes of beneficial ownership of the Company's Common Stock with the SEC. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of the forms or information furnished to the Company, the Company believes that during 2001 all such filing requirements were satisfied on a timely basis.

Meetings of the Board of Directors; Committees of the Board

         During 2001, the Board of Directors held four meetings. During 2001, no director attended less than 75% of the aggregate number of meetings of the Board and committees of the Board of which he was a member. There are no relationships by blood, marriage, or adoption, between any nominee for director, continuing director or executive officer of the Company and any other nominee for director, continuing director or executive officer of the Company.

         Audit Committee - During 2001, the Audit Committee of the Board held four meetings. The functions of the Audit Committee are to review, act on and report to the Board with respect to various auditing and accounting matters. These matters include the selection of the Company's independent auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices of the Company. The current members of the Audit Committee are Mr. Dimun, Chairman, Mr. Bershad and Mr. Wall.

         Compensation Committee - During 2001, the Compensation Committee of the Board held four meetings. The functions of the Compensation Committee are to determine the salaries and incentive compensation of the employee-officers of the Company and to provide recommendations for the salaries and incentive compensation of the other employees and consultants of the Company. The Compensation Committee also administers the Company's Stock Option/ Stock Issuance Plan. The current members of the Compensation Committee are Mr. Bershad and Mr. Wall, Chairman.

         The Board has no nominating committee; the functions of a nominating committee are performed by the entire Board. No procedures have been developed with respect to obtaining nominations from stockholders.

Audit Committee Matters

         Audit Committee Charter. The Audit Committee has adopted a charter which was attached to last year's Proxy Statement as Appendix A.

         Independence of Audit Committee Members. The Company's Common Stock is listed on the Nasdaq National Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors, other than Terry D. Wall, have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(145) of the National Association of Securities Dealers' Marketplace rules. Mr. Wall may not meet the "independence" criteria of that Rule as a result of his being considered in the past to be an executive officer of the Company. Mr. Wall currently serves as a non-executive Chairman of the Company. The Company's Board of Directors appointed Mr. Wall to the Audit Committee because it believes that, notwithstanding his title and shareholdings in the Company, Mr. Wall's knowledge of the Company and the industry in which it operates makes him an important asset to the Committee.

         Audit Committee Report. In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2001:

         (1) the Audit Committee reviewed and discussed the audited financial statements with the Company's management;

         (2) the Audit Committee discussed with the Company's independent accountants the matters required to be discussed by SAS 61;

         (3) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountant's independence; and

         (4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2001 Annual Report on Form 10-K.

         By:      The Audit Committee of the Board of Directors:

                  Anthony J. Dimun
                  David J. Bershad
                  Terry D. Wall

Security Ownership of Management and Others

         The following table sets forth the beneficial ownership of shares of Common Stock as of October 1, 2002 by (i) the only stockholders of the Company known by management to beneficially own more than 5% of the Company's Common Stock, (ii) the directors of the Company, (iii) the Named Executive Officers and
(iv) all directors and current executive officers of the Company as a group. Shares covered by stock options are included in the table to the extent that they are exercisable through December 1, 2002.

                                                             Shares of
                                                            Common Stock             Percentage
                                                            Beneficially           Beneficially
Beneficial Owner (1)                                        Owned (1)(2)               Owned
                                                            ------------               -----

Bionix B.V. (3).......................................         2,588,254                24.0
Terry D. Wall (4).....................................         3,250,509                30.0
Intrinsic Value Asset Management Inc. (5).............           760,700                 7.1
Dimensional Fund Advisors Inc. (6)....................           712,900                 6.6
Gerard S. Carlozzi (7)................................            98,327                 *
David J. Bershad (8)..................................           564,177                 5.2
Anthony J. Dimun (9)..................................           311,137                 2.9
David H. MacCallum (10)...............................           146,366                 1.4
Pertti Tormala (11)...................................         1,051,400                 9.7
Pertti Viitanen (12)..................................           170,335                 1.6
Drew Karazin (13).....................................            77,370                 *
Ira Benson (14).......................................            23,000                 *
All directors and current executive
officers as a group (9 persons) (15)..................         5,677,622                51.1

-----------------
* Represents less than 1% of the outstanding Common Stock.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock and the address of the 5% stockholders is c/o the Company, 1777 Sentry Parkway West, Gwynedd Hall, Suite 400, Blue Bell, Pennsylvania 19422.

(2) Applicable percentage ownership is based on 10,770,377 shares of Common Stock outstanding as of October 1, 2002 together with applicable stock options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to stock options currently exercisable, or exercisable within 60 days after October 1, 2002, are deemed outstanding for computing the percentage ownership of the person holding such stock options but are not deemed outstanding for computing the percentage ownership of any other person. Each owner of an equity interest in Bionix B.V. (the "Dutch Company") is deemed to beneficially own a percentage of the shares of the Common Stock owned by the Dutch Company equal to such owner's proportionate equity interest in the Dutch Company.

(3) Nearly all of the capital stock of the Dutch Company is owned by the former stockholders of the Company's operating subsidiaries. The current Board of Directors of the Dutch Company includes Gerard S. Carlozzi, David J. Bershad, Anthony J. Dimun, Pertti Tormala, and Pertti Viitanen, who are directors or executive officers of the Company. As of October 1, 2002, Messrs. Bershad, Dimun, and Wall beneficially owned capital stock of the Dutch Company representing, in the aggregate, approximately 22.0% of the equity of the Dutch Company's capital stock. As of October 1, 2002, Messrs. Tormala and Viitanen beneficially owned capital stock of the Dutch Company representing, in the aggregate, approximately 45.3% of the equity of the Dutch Company's capital stock. The remaining equity of the Dutch Company's capital stock is allocated among several other U.S. and Finnish investors.

(4) Mr. Wall's shares include 46,700 shares of Common Stock issuable upon the exercise of vested stock options and 484,421 shares of Common Stock owned by the Dutch Company, representing Mr. Wall's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Wall has the right to cause the Dutch Company to transfer such 484,421 shares to him pursuant to an agreement with the Dutch Company. All of Mr. Wall's shares of Common Stock and of the Dutch Company's capital stock are held in an investment partnership which he controls.

(5) The information set forth herein regarding Intrinsic Value Asset Management, Inc.'s beneficial ownership is based on a report on Schedule 13G filed by Intrinsic Value Asset Management with the SEC on December 17, 2001. The address of Intrinsic Value Management, Inc. is 29229 Heathercliff Road, Malibu, CA 90265.

(6) The information set forth herein regarding Dimensional Fund Advisors Inc.'s beneficial ownership is based upon a report on Schedule 13G/A filed by it with the SEC on February 13, 2002. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7) Mr. Carlozzi's shares include 7,552 shares of Common Stock held within the Company's Investment Plan and 90,775 shares issuable to Mr. Carlozzi upon the exercise of vested stock options.

(8) Mr. Bershad's shares include 46,700 shares of Common Stock issuable upon the exercise of vested stock options and 50,736 shares of Common Stock owned by the Dutch Company, representing Mr. Bershad's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Bershad has the right to cause the Dutch Company to transfer such 50,736 shares to him pursuant to an agreement with the Dutch Company. A total of 331,686 of Mr. Bershad's shares of Common Stock and all of Mr. Bershad's shares of the Dutch Company's capital stock are held in an investment partnership which he controls.

(9) Mr. Dimun's shares include 46,700 shares of Common Stock issuable upon the exercise of vested stock options and 34,679 shares of Common Stock owned by the Dutch Company, representing Mr. Dimun's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Dimun has the right to cause the Dutch Company to transfer such 34,679 shares to him pursuant to an agreement with the Dutch Company. All of Mr. Dimun's shares of Common Stock and the Dutch Company's capital stock are held in entities which he controls.

(10) Mr. MacCallum's shares include 5,000 shares of Common Stock issuable upon the exercise of vested stock options and 26,900 shares of Common Stock owned by the Dutch Company, representing Mr. MacCallum's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. MacCallum has the right to cause the Dutch Company to transfer such 26,900 shares to him pursuant to an agreement with the Dutch Company.

(11) Professor Tormala's shares include 25,320 shares of Common Stock which Professor Tormala has the right to acquire upon exercise of options granted by the Issuer within 60 days after October 1, 2002, and 1,026,080 shares of Common Stock which represents his proportionate equity interest in 2,588,254 shares of Common Stock owned by Bionix, B.V., a Dutch company. Professor Tormala has the right to cause the Dutch Company to transfer such 1,026,080 shares to him pursuant to an agreement with the Dutch Company. That agreement enables Professor Tormala to direct the voting by the Dutch Company of a specified number of shares of the Company's Common Stock held by the Dutch Company. As of October 1, 2002, that specified number equals 1,956,676, representing Professor Tormala's proportionate equity interest in the 2,588,254 shares of Common Stock owned by the Dutch Company (1,026,080 shares) and the proportionate equity interest of all other Finnish investors in such 2,588,254 shares (930,596 shares). The table above excludes from Professor Tormala's beneficial ownership the 930,596 shares attributable to the equity interests of such other Finnish investors.

(12) Mr. Viitanen's shares include 24,556 shares of Common Stock issuable upon the exercise of vested stock options and 145,779 shares of Common Stock owned by the Dutch Company, representing Mr. Viitanen's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Viitanen has the right to cause the Dutch Company to transfer such 145,779 shares to him pursuant to an agreement with the Dutch Company. All of Mr. Viitanen's shares of Common Stock and the Dutch Company's capital stock are held in entities which he controls.

(13) Mr. Karazin's shares include 22,123 shares of Common Stock held within the Company's Investment Plan and 55,247 shares issuable to Mr. Karazin upon the exercise of vested stock options.

(14) Mr. Benson's shares include 2,000 shares held by Mr. Benson's spouse and 16,000 shares issuable to Mr. Benson upon the exercise of vested stock options.

(15) Includes 348,998 shares of Common Stock issuable upon the exercise of vested stock options, and 1,768,595 shares of Common Stock owned by the Dutch Company, representing the current directors' and executive officers' proportionate equity interest in the 2,588,254 shares of Common Stock owned by the Dutch Company. (Such shares exclude shares beneficially owned by Ira Benson, who ceased serving as an officer of the Company in September 2001.) As of October 1, 2002, the current directors and executive officers as a group beneficially owned approximately 68.3% of the equity associated with the capital stock of the Dutch Company. The current directors and executive officers of the Company as a group have a right to vote substantially all of the 2,588,254 shares of Common Stock owned by the Dutch Company. If all such 2,588,254 shares were deemed to be beneficially owned by the Company's current directors and executive officers, such persons as a group would be deemed to be the beneficial owners of 6,497,281 shares of Common Stock, representing 60.3% of the shares outstanding on October 1, 2002.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

         The following table and accompanying footnotes set forth certain summary information relating to the three years ended December 31, 2001, with respect to each of the Company's Chief Executive Officer and the other four most highly compensated executive officers during 2001 (collectively, the "Named Executive Officers"):

                                                                                                   Long-Term
                                                                                                  Compensation
                                                                                          -----------------------------
                                                                                            Awards
                                           Annual Compensation            Other Annual      Securities       All Other
                                   -----------------------------------    Compensation      Underlying     Compensation
Name and Principal Position        Year      Salary ($)   Bonus (1)($)      (2) ($)       Options/SARS (#)     (3) ($)
---------------------------        ----      ----------   ------------      -------       ----------------     -------
Gerard S. Carlozzi                 2001       $160,000        $   --        $9,600          200,000             $1,920
President and Chief                2000        160,000        24,000         6,300           17,485              1,920
Executive Officer                  1999        145,417            --         6,000          100,000              1,335

Drew Karazin (4)                   2001        145,000         8,700         9,600           14,394              1,740
Vice President and Chief           2000        145,000            --         6,300           38,368              1,305
Financial Officer                  1999          8,830            --           500           40,000                 --

Ira Benson (5)                     2001        135,000            --         9,600               --             68,691
Vice President, Sales and          2000         74,057            --         3,175           40,000             15,502
Marketing, Sports Medicine

Pertti Tormala, Executive          2001        100,840            --         7,959          100,000                 --
Vice President, Research           2000        104,028        21,375         7,081            3,299                 --
and Development                    1999        122,700            --         8,132           40,000                 --

Pertti Viitanen                    2001         75,471            --         7,135              766              6,731
Managing Director of the           2000         77,858         3,412         6,801            1,006              7,764
Company's Finnish Subsidiary;      1999         91,832            --         7,802           40,000              3,663
Vice President of Manufacturing

--------------------
(1) Bonus amounts are shown in the year in which they are paid. (2) Represents car allowances.
(3) For 2001 represents (a) employer contributions to the Company's 401(k) plan (Mr. Carlozzi: $1,920; Mr. Benson: $1,620; and Mr. Karazin: $1,740),
       (b) a pension contribution for Mr. Viitanen of $6,731 and (c) reimbursement of relocation costs for Mr. Benson of $67,071.
(4)    Mr. Karazin joined the Company in December 1999.
(5) Mr. Benson joined the Company in July 2000 and ceased serving as an officer of the Company in September 2001.

Employment Agreements

         The Company previously entered into an employment agreement with Dr. Pertti Tormala. The agreement provides for a term which expires on December 31, 2004. Pursuant to the agreement, Professor Tormala receives a salary, effective October 1, 2002, of 130,000 Euros. Professor Tormala is eligible to receive cash bonuses granted by the Company's Board of Directors. Professor Tormala is also entitled to a car, certain pension benefits and reimbursement of all reasonable travel and entertainment expenses. Under the agreement, all patents, patent applications and other intellectual property rights developed by Professor Tormala relating to the Company's research and development activities are the sole property of the Company.

         The Company also entered into an employment agreement, dated as of January 1, 2001, with Mr. Pertti Viitanen. The agreement provides for an initial term of one year and automatic renewal terms thereafter until notice of termination is given by either party. Pursuant to the agreement, Mr. Viitanen receives a salary, effective October 1, 2002, of 105,000 Euros.

         The Company entered into agreements with Gerard S. Carlozzi, Drew Karazin and Dr. Pertti Tormala on November 9, 2001. These agreements provide for the grant of 200,000 options to Mr. Carlozzi, 10,000 options to Mr. Karazin and 100,000 options to Dr. Tormala (which options were granted on November 9, 2001). The options vest upon the consummation of (i) a corporate transaction that results in a change of control of the Company or (ii) a sale, transfer or other disposition of all or substantially all of the assets or securities of the Company (any transaction described in clause (i) or (ii) is referred to as a "Corporate Transaction"). Any vested options will remain exercisable until the close of business on April 30, 2003, at which time all unvested or unexercised options will expire. The agreements also provide for the acceleration of existing stock options previously granted to each of Mr. Carlozzi, Mr. Karazin and Dr. Tormala upon the consummation of a Corporate Transaction, contain agreements with respect to any additional stock options which may be granted to Mr. Carlozzi, Mr. Karazin or Dr. Tormala in the future, provide for various payments to be made to Mr. Carlozzi and Mr. Karazin upon termination of their respective employment with the Company and contain various provisions with respect to any excise tax which may be imposed on Mr. Carlozzi, Mr. Karazin or Dr. Tormala.

Stock Option Information

         The following table sets forth certain information concerning stock options granted during the year ended December 31, 2001 to the Named Executive Officers. In accordance with the rules of the SEC, the following table also sets forth the potential realizable value over the term of the options (the period from the grant date to the expiration date) based on assumed rates of stock price appreciation of 5% and 10% compounded annually. These amounts do not represent the Company's estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future stock performance of the Common Stock. No stock appreciation rights were granted during the fiscal year ended December 31, 2001.


            Option Grants in the Fiscal Year Ended December 31, 2001

                                                                                          Potential Realizable Value
                             Number of        Percent of                                  at Assumed  Annual  Rates of
                            Securities      Total Options                                   Stock Price Appreciation
                            Underlying        Granted to     Exercise Price                   for Option Term(4)
                               Options        Employees        per Share       Expiration ---------------------------
Name                        Granted(#)         in 2001        ($/Share)(3)        Date           5%        10%
----                        ----------         -------        ------------        ----           --        ---
Gerard S. Carlozzi......    200,000(1)         38.6%             $2.72        04/30/2003     $15,650     $56,600
Drew Karazin............      4,394(2)           *                1.13        01/01/2011       3,123       7,913
                             10,000(1)          1.9%              2.72        04/30/2003         783       2,830
Ira Benson..............         --              --                 --              --            --          --
Pertti Tormala..........    100,000(1)         19.3%              2.72        04/30/2003       7,825      28,300
Pertti Viitanen.........        766(2)           *                1.13        01/01/2011         544       1,380

----------------
* Represents less than 1%

(1) These options were granted under the Company's Stock Option/Stock Issuance Plan and vest upon the consummation of a change in control of the Company. See "Employment Agreements".

(2) These options were granted under the Company's Stock Option/Stock Issuance Plan.

(3) Pursuant to the Plan, the exercise prices per share of the options granted under the Stock Option/Stock Issuance Plan were equal to the closing sales price of the Common Stock on Nasdaq on the date of grant.

(4) The potential realizable value is calculated based on the term of the option at the date of grant, assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the options and that the options are exercised and sold on the last day of their term for the appreciated stock price.

         No stock options were exercised by the Named Executive Officers during 2001. The following table sets forth certain information with respect to the value of stock options held by the Named Executive Officers as of December 31, 2001. No stock appreciation rights were exercised by the Named Executive Officers during 2001 and no stock appreciation rights were outstanding as of December 31, 2001.

                 Aggregate Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                                  Number of Securities             Value of Unexercised
                                                              Underlying Unexercised Options        In-the-Money Options
                               Shares                            at December 31, 2001(#)           at December 31,2001($)
                             Acquired on          Value        ----------------------------     ----------------------------
                             Exercise (#)      Realized ($)    Exercisable    Unexercisable     Exercisable    Unexercisable
                             ------------      ------------   ------------    -------------     -----------    -------------
Gerard S. Carlozzi.........     --               --              52,904          284,581             283         165,035
Drew Karazin...............     --               --              16,000           76,762          20,000          71,953
Ira Benson.................     --               --               8,000           32,000           1,500           6,000
Pertti Tormala.............     --               --              16,660          126,639             206          78,825
Pertti Viitanen............     --               --              16,202           25,570              63           2,071


                      Equity Compensation Plan Information

         The following table gives information about the Company's Common Stock that may be issued upon the exercise of options, warrants and rights under the Company's Stock Option/Stock Issuance Plan and the Company's Investment Plan, as of December 31, 2001. These two Plans were the Company's only equity compensation plans in existence as of December 31, 2001.

                                                                                                    (c)
                                                                                           Number Of Securities
                                         (a)                                             Remaining Available For
                                 Number Of Securities                  (b)               Future Issuance Under
                               To Be Issued Upon               Weighted-Average           Equity Compensation
                                    Exercise Of              Exercise Price Of              Plans (Excluding
                                Outstanding Options,        Outstanding Options,          Securities Reflected In
          Plan Category         Warrants and Rights         Warrants and Rights                 Column (a))
          -------------         -------------------         --------------------         ------------------------
Equity Compensation Plans             1,119,236                 $3.42/share                         925,080
Approved by Shareholders........


Equity Compensation Plans
Not Approved by Shareholders....             --                       --                                 --
                                      ---------                                                     -------
TOTAL                                 1,119,236                                                     925,080
                                      =========                                                     =======

Director Compensation

         The Company has not yet commenced paying cash fees to directors in connection with their service on the Board of Directors or on committees of the Board. The Company does grant stock options to non-employee directors under its Stock Option/Stock Issuance Plan. Under the Automatic Option Grant Program, which is part of the Company's Stock Option/Stock Issuance Plan, as amended, each non-employee director first elected or appointed to the Board of Directors after the date of the Company's initial public offering will automatically be granted a non-statutory option for 10,000 shares of Common Stock, provided that such individual has not been in the prior employ of the Company. In addition, at each annual stockholders' meeting, each individual with at least six months service on the Board of Directors as a non-employee director who will continue to serve as a non-employee director following the meeting, and each individual who has continued his or her service as a non-employee director for a period of at least one year after he or she ceases serving as an employee of the Company who will continue to serve as a non-employee director following the meeting, will automatically be granted a non-statutory option for 10,000 shares of Common Stock. Each automatic grant has a term of ten years, subject to earlier termination following the optionee's cessation of service on the Board of Directors as provided in the Plan. Fifty percent of the shares subject to an automatic grant vest on the date of grant, 25% one year after the date of grant, and the remaining 25% two years after the date of grant.

         The Company also granted 5,000 stock options to each current member of the Audit Committee (Messrs. Bershad, Dimun and Wall) on July 2, 2001 in connection with his service on that committee. The Company intends to grant stock options to Audit Committee members on an annual basis.


Compensation Committee Interlocks and Insider Participation

         The Company's Compensation Committee consists of Terry D. Wall and David J. Bershad. These individuals (as well as Anthony J. Dimun and David H. MacCallum, who are not on the Compensation Committee) serve on the Boards of Directors of both the Company and Vital Signs (which latter company does not have a compensation committee). For information regarding transactions between the Company and persons named in this paragraph, see "Certain Relationships and Related Transactions."

Certain Relationships and Related Transactions

         The Company's product development efforts are dependent upon Dr. Pertti Tormala, who is a founder, director and executive officer of the Company and is currently an Academy Professor at the Technical University in Tampere, Finland and as such is permitted by the University to devote his efforts to developing new products for the Company. Dr. Tormala utilizes a group of senior researchers, graduate students and faculty at the Technical University to perform research and development projects involving resorbable polymers and other topics impacting the Company's technology and processes. This arrangement, partially funded by the Company and permitted in Finland as a means of encouraging the commercialization of technological development, has resulted in substantial cost savings to the Company while substantially expanding its product development effort. The Company's funding obligation, which amounted to $200,000 during the year ended December 31, 2001, consists of providing the University with reasonable compensation for University resources (including graduate students) utilized by the Company.

         During 2001, the Company paid certain administrative expenses on behalf of Bionix B.V., which currently owns 24.0% of the Company's outstanding shares. Bionix B.V. owed $479,043 to the Company for such expenses as of March 31, 2002. On April 10, 2002, Dr. Pertti Tormala, a director of the Company, on behalf of all of the Finnish shareholders of Bionix B.V., transferred 95,957 shares of the Company's Common Stock to the Company as payment in full of the outstanding indebtedness.

Compensation Committee Report on Executive Compensation

         The Compensation Committee is responsible for implementing, overseeing and administering the Company's overall compensation policy. The basic objectives of that policy are to

         o provide compensation levels that are fair and competitive with peer companies,

         o  align pay with performance, and

         o where appropriate, provide incentives which link executive and stockholder interests and long-term corporate objectives through the use of equity-based incentives.

         Overall, the Company's compensation program is designed to attract, retain and motivate high quality and experienced employees at all levels of the Company. The principal elements of executive officer compensation are base pay, bonus and stock options, together with health benefits. The various aspects of the compensation program, as applied to the Company's Chief Executive Officer and the Company's other executive officers, are outlined below.

         Executive officer compensation is determined by the Company's performance and by the individual officer's ability to achieve his or her individual performance objectives. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as increases in sales, gross profits and net earnings (or the reduction of net losses).. In 2001, corporate performance was also measured by the extent that management was able to develop and implement initiatives designed to preserve liquidity and improve overall performance. Initially, the objectives are proposed by the particular officer involved. Those objectives are then determined by the Chief Executive Officer or, in the case of the Chief Executive Officer's objectives, by the Board of Directors.

         Base Pay. The Company determines base pay for its executive officers through an evaluation of the Company's performance, the extent to which these individuals have achieved their performance objectives and a comparative analysis of total compensation for similar positions within other companies.

         The Chief Executive Officer's performance is analyzed by the full Board of Directors (other than the Chief Executive Officer) against overall corporate performance and his individual objectives. The Chief Executive Officer, in turn, reviews the individual performance of the other executive officers. Salaries are reviewed on an annual basis after consideration of corporate and individual performance achievement and compensation paid by surveyed companies.

         Bonus. Each executive officer of the Company is eligible to receive a bonus if such officer achieves his or her individual performance objectives and the Company achieves its performance goals.

         Stock Options. The Compensation Committee believes that a stock option plan provides capital accumulation opportunities to participants in a manner that fosters the alignment of the participants' interests and risks with the interests and risks of the Company's public stockholders. The Compensation Committee further believes that stock options can function to assure the continuing retention and loyalty of employees. Officers who leave the Company's employ before their options are fully vested will lose a portion of the benefits that they might otherwise receive if they remain in the Company's employ for the entire vesting period. Historically, stock option grants for existing employees have been based upon a comparative analysis of equity-based compensation among peer companies and an analysis of the performance of the employees involved in light of the objectives established for such employees.

         The Compensation Committee believes that an appropriate compensation program can help in fostering a continuation of profitable operations if the program reflects a suitable balance between providing appropriate awards to key employees while at the same time effectively controlling compensation costs, principally by establishing cash compensation at competitive levels and emphasizing supplemental compensation that correlates to the performance of individuals, the Company and the Company's Common Stock.

         This report has been furnished by the Compensation Committee of Bionx Implants' Board of Directors.

                             Terry D. Wall, Chairman
                                David J. Bershad

Performance Graph

         The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Market Index and the S&P Health Care Equipment Index for the period from April 25, 1997 (the date on which the Common Stock was first publicly traded) through December 31, 2001. For purposes of the graph, it is assumed that the value of the investment in the Company's Common Stock and each index was 100 on April 25, 1997 and that all dividends were reinvested.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                AMONG BIONX IMPLANTS, THE NASDAQ MARKET INDEX AND
                       THE S&P HEALTH CARE EQUIPMENT INDEX

                               Fiscal Year Ending

Company/Index/Market        4/25/97        12/31/97         12/31/98        12/31/99        12/31/00         12/31/01
Bionx Implants, Inc.         100.00         214.29            79.17           29.76           13.10            33.33
S&P Group Index              100.00         125.26           177.35          163.48          239.99           227.82
NASDAQ Market Index          100.00         129.51           182.60          339.32          204.10           161.95

                     ASSUMES $100 INVESTED ON APRIL 25, 1997
                           ASSUMES DIVIDEND REINVESTED



                                  OTHER MATTERS

Costs

         The Company will pay the costs of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of the Company and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and the Company will, upon request, reimburse them for the reasonable expense of doing so.

Relationship With Independent Accountants

         KPMG Peat Marwick, certified public accountants, have been selected by the Board of Directors to audit and report on the Company's financial statements for the year ending December 31, 2002. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative is expected to be available to respond to appropriate questions from stockholders.

Audit Fees and Related Matters

         Audit Fees. The Company was billed $154,990.00 for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed during 2001.

         Financial Information Systems Design Implementation Fees. The Company was billed $0 for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of the SEC's Regulation S-X (in general, information technology services) rendered by the Company's principal accountant during the year ended December 31, 2001.

         All Other Fees. The Company was billed $79,108.00 for non-audit services, consisting entirely of tax related services (other than the non-audit services described above) rendered by the Company's principal accountant during the year ended December 31, 2001.

         Other Matters. The Audit Committee of the Board of Directors has considered whether the provisions of information technology services and other non-audit services is compatible with maintaining the independence of the Company's principal accountant.

         Of the time expended by the Company's principal accountant to audit the Company's financial statements for the year ended December 31, 2001, less than 50% of such time involved work performed by persons other than the principal accountant's full-time, permanent employees.

Other Matters to be Presented

         The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of the Annual Meeting, to be presented at the Annual Meeting for action by stockholders. However, if any other matters are properly brought before the Annual Meeting or any adjournment thereof, it is intended that votes will be cast with respect to those matters, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

Stockholder Proposals

         If you wish to have a proposal included in the Company's proxy statement and form of proxy for next year's annual meeting, the proposal must be received by the Company at its principal executive offices by July 10, 2003, unless the Company decides to change the date for its 2003 annual meeting by more than 30 days from the date of the 2002 annual meeting. If the date for the 2003 annual meeting is so changed, the deadline for submitting stockholder proposals will be a reasonable time before the Company begins to print and mail its proxy materials. The Company will not be required to include in its proxy statement a stockholder proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC. Stockholders interested in submitting a proposal are advised to contact knowledgeable counsel with regard to the requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company's proxy statement.

         Under the Company's By-Laws, if you wish to have a proposal or nomination considered at next year's annual meeting, but not included in the proxy statement and form of proxy for that meeting, the proposal or nomination must be received by the Company's Secretary at the Company's principal executive offices during the period commencing 90 days prior to the meeting and ending on the later of the 60th day prior to the meeting or the 10th day after the meeting date is publicly announced. In the event that the Company does not receive timely notice with respect to such a proposal or nomination, management of the Company will use its discretionary authority to vote the shares it represents as the Board of Directors may recommend. Your submission must include certain specified information concerning the proposal or nominee and information as to your ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at next year's annual meeting.



                       By Order of the Board of Directors,

November 8, 2002           Drew Karazin, Secretary


         A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2001, including consolidated financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                              BIONX IMPLANTS, INC.
                          1777 Gwynedd Hall, Suite 400
                               Blue Bell, PA 19422

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                         to be held on December 11, 2002

           This Proxy is solicited on Behalf of the Board of Directors

    The undersigned hereby appoints Gerard S. Carlozzi and Drew Karazin, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of Bionx Implants, Inc. (the "Company") standing in the name of the undersigned on October 31, 2002, or with respect to which the undersigned is entitled to vote and act, at the Annual Meeting of Stockholders of the Company to be held on December 11, 2002 and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing, the matters described on the reverse side of this proxy. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may abstain from voting on any proposal or may withhold authority to vote for any nominee(s) by so indicating on the reverse side.

                  (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                              BIONX IMPLANTS, INC.

                                December 11, 2002

       [down arrow]    Please Detach and Mail in the Envelope Provided          [down arrow]

/x/   PLEASE MARK
      YOUR VOTES AS IN
      THIS EXAMPLE

                  FOR all nominees Listed  WITHHOLD AUTHORITY          NOMINEES:  David J. Bershad
                  at right (except as      to vote for all nominees               Pertti Tormala
                  marked to the contrary   listed at right
                  below)

1.  Election of             / /                   / /
    Directors.

 (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Meeting or any adjournment thereof.

     The Shares represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the election of the Board's nominees. On any other matters that may come before the Meeting the proxy will be voted in the discretion of the above-named persons.

SIGNATURE                                               DATED          , 2002
         ---------------   ----------------------------      ---------
                            SIGNATURE IF HELD JOINTLY


Note: (Please date, sign as name appears above and return promptly. If the Shares are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears in the proxy.)


--------------------------------------------------------------------------------